Exhibit 99(h)(2)

APPENDIX A

FORM OF PARTICIPATING DEALER AGREEMENT

NORTHSTAR CORPORATE INCOME FUND-T

Up to 20,000,000 in Common Shares, $0.001 par value per share

FORM OF PARTICIPATING DEALER AGREEMENT

Dated:

Ladies and Gentlemen:

NorthStar Securities, LLC, as the dealer manager (the “Dealer Manager”) for NorthStar Corporate Income Fund-T, a Delaware statutory trust (the “Fund”), invites you (“Participating Dealer”) to participate in the distribution of shares of beneficial interest of the Fund subject to the following terms:

I.	Dealer Manager Agreement.

The Dealer Manager has entered into a Dealer Manager Agreement with the Fund dated   , 201 (the “Dealer Manager Agreement”).  Upon effectiveness of this Participating Dealer Agreement (this “Agreement”), you will become one of the Participating Dealers referred to in the Dealer Manager Agreement.

The Dealer Manager has agreed to a distribution, on a “best efforts basis,” of up to 20,000,000 in common shares of the Fund, $0.001 par value per share (the “Offered Shares” or “Shares”) to be issued and sold to the public (the “Offering”) at net asset value (“NAV”) per share, plus an estimated amount for organizational and offering expenses, plus selling commissions and dealer manager fees for the purchase of Shares, as set forth in the Registration Statement on Form N-2 (File No. 333-208211) filed by the Fund, which includes the Fund’s prospectus, as amended or supplemented (the Prospectus”). The Fund will invest substantially all of the proceeds from the sale of the Offered Shares in the NorthStar Corporate Income Master Fund as stated in the Prospectus.

II.	Sale of Shares.

Participating Dealer hereby agrees to use its best efforts to sell the Offered Shares for cash on the terms and conditions stated in the Prospectus.  Nothing in this Agreement shall be deemed or construed to make Participating Dealer an employee, agent, representative, or partner of the Dealer Manager, the Fund, and Participating Dealer is not authorized to act for the Dealer Manager, the Fund or to make any representations on their behalf except as set forth in the Prospectus and any printed sales literature or other materials prepared or approved by the Fund or NSAM B-CEF Ltd, a Bermuda company that serves as the Fund’s Adviser pursuant to the terms of an advisory agreement (the “Adviser”), provided that the use of said sales literature and other materials has been approved for use by the Fund or the Adviser in writing and all appropriate regulatory agencies (the “Authorized Sales Materials”).

III.	Submission of Orders.

Each person desiring to purchase Shares in the Offering will be required to complete and execute a subscription agreement (“Subscription Agreement”) in the form attached as an Appendix to the Prospectus and to deliver to Participating Dealer such completed Subscription Agreement, together with a check, draft, wire or money order (hereinafter referred to as an “instrument of payment”) in the amount of the then-current offering price per Share as described in the Prospectus. There shall be a minimum initial purchase by any one purchaser of $4,000 Shares (except as otherwise indicated in the Prospectus, or in any letter or memorandum from the Fund to the Dealer Manager). Minimum subsequent purchases of Shares shall be $500 per transaction. Any Subscription Agreement and instrument of payment not conforming to the foregoing instructions shall be returned to such subscriber not later than the end of the next business day following receipt by Participating Dealer of such materials. Subscription

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Agreements and instruments of payment received by the Participating Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the following methods:

(a)          where, pursuant to Participating Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which Subscription Agreements and instruments of payment are received from subscribers, then, by noon of the next business day following receipt by Participating Dealer, Participating Dealer will transmit the Subscription Agreements and instrument of payment to Fund or to such other account or agent as directed by the Fund; and

(b)          where, pursuant to Participating Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location (the “Final Review Office”), then Subscription Agreements and instruments of payment will be transmitted by Participating Dealer to the Final Review Office by noon of the next business day following receipt by Participating Dealer.  The Final Review Office will in turn, by noon of the next business day following receipt by the Final Review Office, transmit such Subscription Agreements and instrument of payment to the Fund or to such other account or agent as directed by the Fund.

(c)          Participating Dealer understands that the Fund and/or the Dealer Manager reserves the unconditional right to reject any order for any or no reason.

(d)          Notwithstanding the foregoing, with respect to any Shares to be purchased by a custodial account, the Participating Dealer shall cause the custodian of such account to deliver a completed Subscription Agreement and instrument of payment for such account directly to the Fund.  The Participating Dealer shall furnish to the Fund with each delivery of instruments of payment a list of the subscribers showing the name, address, tax identification number, state of residence, amount of Shares subscribed for, and the amount of money paid.

IV.	Participating Dealer’s Compensation.

(a)          Selling Commissions. Subject to any special circumstances described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, Participating Dealer’s selling commission applicable to the total public offering price of Shares sold by Participating Dealer which it is authorized to sell hereunder is an amount up to 2.0% of the Fund’s gross investment amount per Share. For these purposes, a “sale of Shares” shall occur if and only if a Subscription Agreement is accepted by the Fund and the Fund has thereafter distributed the commission to the Dealer Manager in connection with such transaction.  Participating Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commission from the Fund.  Participating Dealer affirms that the Dealer Manager’s liability for commissions payable to Participating Dealer is limited solely to the commission received by the Dealer Manager from the Fund associated with Participating Dealer’s sale of Shares.

(b)          Dealer Manager Fee. Except as described in or otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer Manager, in its sole discretion, may re-allow a portion of the dealer manager fee described in the Prospectus (the “Dealer Manager Fee”) to Participating Dealer as marketing fees or to defray other distribution-related expenses.  Such re-allowance, if any, shall be determined by the Dealer Manager in its sole discretion based on factors including, but not limited to, the number of Shares sold by Participating Dealer, the assistance of Participating Dealer in marketing the Offering and due diligence expenses incurred, the extent to which similar fees are re-allowed to participating broker-dealers in similar offerings being conducted during the Offering and the level of services that the Participating Dealer performs in connection with the distribution of the Shares, including ministerial, record-keeping, sub-accounting, stockholder services and other administrative services; provided, however, that Participating Dealer will not be entitled to receive Dealer Manager Fees which would cause the aggregate amount of selling commissions, Dealer Manager Fees, Distribution and Servicing Fees (as defined below) and all other forms of underwriting compensation (as defined in accordance with applicable rules of the Financial Industry Regulatory Authority, Inc., (“FINRA”)) received by the Dealer Manager and all Participating Dealers to exceed 8.0% of the gross proceeds raised from the sale of Shares in the Offering.  The Dealer Manager’s re-allowance of Dealer Manager Fees to Participating Dealer shall be described in Schedule 1 to this Agreement.

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(c)          Distribution and Servicing Fee. Participating Dealer acknowledges that, beginning the first calendar month after the close of the Offering, Shares will be subject to a distribution and servicing fee (the “Distribution and Servicing Fee”) at an annualized rate of 1.0% of the NAV per Share, to accrue daily and be paid monthly in arrears out of Fund assets, in order to compensate the Dealer Manager for services and expenses related to the marketing, sale and distribution of the Fund. The Fund will cease charging a Distribution and Servicing Fee at the earlier of: (i) the date at which the underwriting compensation from all sources, including the Distribution and Servicing Fees and underwriting compensation paid by the Fund and shareholders, equals 8.0% of the gross proceeds from the offering excluding proceeds from Share sales pursuant to the DRP; (ii) the date when the Distribution and Shareholder Servicing Plan terminates or is not continued, or (iii) the date at which a Liquidity Event occurs.

(i)          Beginning the first calendar month after the close of the Offering, the Dealer Manager, in its sole discretion, may re-allow a portion of the Distribution and Servicing Fee received by it from the Fund to the Participating Dealer. Upon the date, if any, the Dealer Manager is notified that the Participating Dealer that sold the Shares giving rise to the Distribution and Servicing Fee is no longer the broker-dealer of record with respect to such Shares, then the Participating Dealer’s entitlement to the Distribution and Servicing Fee related to such Shares shall cease, and the Participating Dealer shall not receive the re-allowance of the Distribution and Servicing Fee for any portion of the month in which such Participating Dealer is not the broker-dealer of record on the last day of the month. Thereafter, such Distribution and Servicing Fee may be re-allowed by the Dealer Manager to the then-current broker-dealer of record of the Shares, if any, if such broker-dealer has been designated and has entered into a Participating Dealer Agreement with the Dealer Manager that provides for such re-allowance in connection with the Fund. The Participating Dealer agrees to promptly notify the Dealer Manager upon becoming aware that it is no longer the broker-dealer of record to any or all of the Shares sold by the Participating Dealer.

(ii)         In connection with the Participating Dealer’s receipt of the Distribution and Servicing Fee, the Participating Dealer agrees to provide the following support services to clients who may from time to time beneficially own Shares for which Participating Dealer is receiving the Distribution and Servicing Fee: assisting in establishing and maintaining accounts and records relating to clients; processing repurchase, dividend, and distribution payments from the Fund on behalf of clients; in connection with client initial and subsequent purchases of Shares, arranging for bank wires following notification to the Fund; responding to client inquiries relating to the services performed by the Participating Dealer; responding to routine inquiries from clients concerning their investments in Shares; assisting clients in changing account designations and addresses; assisting clients in the process of Share repurchases; and providing such other similar services as the Fund may reasonably request to the extent the Participating Dealer is permitted to do so under applicable statutes, rules and regulations.

(d)          DRP Shares. Participating Dealer acknowledges and agrees that no selling commissions or Dealer Manager Fees will be paid in respect of the sale of any DRP Shares.

(e)          Volume Discounts.  Participating Dealer acknowledges that no Shares purchased in this offering are eligible for volume discounts.

(f)           Other Discounts. Dealer Manager may, at its sole discretion, enter into an agreement with a Participating Dealer whereby such Participating Dealer may offer investors reduced selling commissions and/or dealer manager fees. The specific terms of any such arrangement will be subject to negotiation between the Dealer Manager and the Participating Dealer.

(g)          Limitations on Compensation. The parties hereby agree that the foregoing selling commissions and Dealer Manager Fees are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Participating Dealer’s interest in the Offering is limited to such selling commissions and Dealer Manager Fees from the Dealer Manager and Participating Dealer’s indemnity referred to in Section XII below, and that the Fund is not liable or responsible for the direct payment of such selling commissions and Dealer Manager Fees to Participating Dealer.

(h)          Due Diligence Expenses. In addition, as set forth in the Prospectus, the Dealer Manager will reimburse Participating Dealer for reasonable bona fide due diligence expenses incurred by Participating Dealer.  Such due diligence expenses may include travel, lodging, meals and other reasonable out-of-pocket

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expenses incurred by the Participating Dealer and its personnel when visiting the Fund’s offices to verify information relating to the Funds.  The Participating Dealer shall provide a detailed and itemized invoice for any such due diligence expenses.

V.	Payment.

Payments of selling commissions will be made by the Dealer Manager (or by the Fund as the agent of the Dealer Manager, as provided in the Dealer Manager Agreement) to Participating Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Fund. Participating Dealer, in its sole discretion, may authorize Dealer Manager (or the Fund as the agent of the Dealer Manager, as provided in the Dealer Manager Agreement) to deposit selling commissions, Dealer Manager Fees and other payments due to it pursuant to this Agreement directly to its bank account. If Participating Dealer so elects, Participating Dealer shall provide such deposit authorization and instructions in Schedule 2 to this Agreement.

VI.	Right to Reject Orders or Cancel Sales.

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Fund and/or the Dealer Manager, which reserves the right to reject any order for any or no reason.  Orders not accompanied by the required instrument of payment for the Shares may be rejected.  Issuance and delivery of the Shares will be made only after actual receipt of payment therefor.  In the event an order is rejected, canceled or rescinded for any reason, Participating Dealer agrees to return to the Dealer Manager any selling commissions or Dealer Manager Fees theretofore paid with respect to such order, and, if Participating Dealer fails to so return any such selling commissions, the Dealer Manager shall have the right to offset amounts owed against future commissions or Dealer Manager Fees due and otherwise payable to Participating Dealer, or pursue other remedies in respect of such amounts.

VII.	Prospectus and Authorized Sales Materials.

Participating Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Offered Shares except as set forth in the Prospectus and the Authorized Sales Materials.  The Dealer Manager will supply Participating Dealer with reasonable quantities of the Prospectus (including any supplements thereto), as well as any Authorized Sales Materials, for delivery to investors, and Participating Dealer will deliver a copy of the Prospectus (including all supplements thereto) to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor.  Participating Dealer agrees that it will not send or give any supplements to the Prospectus or any Authorized Sales Materials to any investor unless it has previously sent or given a Prospectus and all supplements thereto to that investor or has simultaneously sent or given a Prospectus and all supplements thereto with such Prospectus supplement or Authorized Sales Materials.  Participating Dealer agrees that it will not show or give to any investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Offered Shares to members of the public.  Participating Dealer agrees that it will not use in connection with the offer or sale of Offered Shares any materials or writings which have not been previously approved by the Fund other than the Prospectus and the Authorized Sales Materials.  Participating Dealer agrees to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

VIII.	License and Association Membership.

Participating Dealer’s acceptance of this Agreement constitutes a representation to the Fund and the Dealer Manager that Participating Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Shares under Federal and state securities laws and regulations in all states where it offers or sells Offered Shares, and that it is a member in good standing of FINRA.  Participating Dealer represents and warrants that it is currently licensed as a broker-dealer in the jurisdictions identified on Schedule 3 to this Agreement and that its registered representatives have the appropriate licenses to offer and sell the Offered Shares in such jurisdictions.  This Agreement shall

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automatically terminate if Participating Dealer ceases to be a member in good standing of FINRA.  Participating Dealer agrees to notify the Dealer Manager immediately if Participating Dealer ceases to be a member in good standing of FINRA or with the securities commission of any state in which Participating Dealer is currently registered or licensed.  The Participating Dealer also hereby agrees to abide by the Rules of Fair Practice of FINRA and to comply with all applicable FINRA Rules.

IX.	Anti-Money Laundering Compliance Programs.

(a)          Participating Dealer’s acceptance of this Agreement constitutes a representation to the Fund and the Dealer Manager that Participating Dealer has established and implemented an anti-money laundering compliance program (“AML Program”) in accordance with applicable law, including applicable FINRA Rules, rules and regulations promulgated by the Securities and Exchange Commission (the “Commission Rules”) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act” and together with the USA PATRIOT Act, the “AML Rules”), reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares.  In addition, Participating Dealer represents that it has established and implemented a program for compliance with Executive Order 13224 and all regulations and programs administered by OFAC (“OFAC Program”) and will continue to maintain its OFAC Program during the term of this Agreement.

Participating Dealer’s acceptance of this Agreement also constitutes a representation to the Fund and the Dealer Manager that as of the date hereof, Participating Dealer is in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act.  Participating Dealer covenants that it will perform all activities it is required to perform by applicable AML Rules and its AML Program with respect to all customers on whose behalf Participating Dealer submits orders to the Fund.  To the extent permitted by applicable law, Participating Dealer will share information with the Dealer Manager and the Fund for purposes of ascertaining whether a suspicious activity report is warranted with respect to any suspicious transaction involving the purchase or intended purchase of Shares.

(b)          Upon request by the Dealer Manager at any time, Participating Dealer hereby agrees to (i) furnish a written copy of its AML Program and OFAC Program to the Dealer Manager for review, and (ii) furnish a copy of the findings and any remedial actions taken in connection with Participating Dealer’s most recent independent testing of its AML Program and/or its OFAC Program.  Participating Dealer further represents that it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and Participating Dealer hereby covenants to remain in compliance with such requirements and shall, upon request by the Dealer Manager, provide a certification to Dealer Manager that, as of the date of such certification, (i) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements, (ii) it has continued to implement its AML Program and its OFAC Program, and (iii) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act and applicable SEC and U.S. Department of Treasury rules thereunder.

X.	Limitation of Offer; Suitability.

(a)          Participating Dealer will offer the Shares only to persons who meet the suitability standards set forth in the Prospectus and any suitability letter or memorandum sent to it by the Fund or the Dealer Manager and will only make offers to persons in the jurisdictions in which it is advised in writing by the Fund or the Dealer Manager that the Shares are qualified for sale or that such qualification is not required (the “Qualified Jurisdictions”).  Notwithstanding the qualification of the Shares for sale in any respective jurisdiction (or the exemption therefrom), Participating Dealer represents, warrants and covenants that it will not offer the Shares and will not permit any of its registered representatives to offer the Shares in any jurisdiction unless both Participating Dealer and such registered representative are duly licensed to transact securities business in such jurisdiction.  In

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offering the Offered Shares, Participating Dealer will comply with the provisions of the FINRA Rules and all other applicable rules and regulations relating to suitability of investors.

(b)          Participating Dealer further represents, warrants and covenants that neither Participating Dealer, nor any person associated with Participating Dealer, shall offer or sell the Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under all of the following: (i) applicable provisions of the Prospectus; (ii) applicable laws of the jurisdiction of which such investor is a resident; and (iii) applicable FINRA Rules.  Participating Dealer agrees to ensure that, in recommending the purchase, sale or exchange of the Shares to an investor, Participating Dealer, or a person associated with Participating Dealer, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the Commission, any state securities commission, FINRA or the Fund) concerning such investor’s age, investment objectives, other investments, financial situation and needs, and any other information known to Participating Dealer, or person associated with Participating Dealer, that (i) the investor is or will be in a financial position appropriate to enable the investor to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Shares, (ii) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in the Shares in the amount proposed, including loss and lack of liquidity of such investment, and (iii) an investment in the Shares is otherwise suitable for such investor.  Participating Dealer further represents, warrants and covenants that Participating Dealer, or a person associated with Participating Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in the Shares of each proposed investor solicited by a person associated with Participating Dealer by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each such proposed investor, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established.  Participating Dealer agrees to retain such documents and records in Participating Dealer’s records for a period of six years from the date of the applicable sale of the Shares, to otherwise comply with the record keeping requirements provided in Section XIV below and to make such documents and records available to (i) the Dealer Manager and the Fund upon request, and (ii) representatives of the Commission, FINRA and applicable state securities administrators upon Participating Dealer’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency.  Participating Dealer shall not purchase any of the Shares for a discretionary account without obtaining the prior written approval of Participating Dealer’s customer and such customer’s completed and executed Subscription Agreement.

XI.	Due Diligence; Adequate Disclosure.

Prior to offering the Shares for sale, Participating Dealer shall have conducted an inquiry such that Participating Dealer has reasonable grounds to believe, based on information made available to Participating Dealer by the Fund or the Dealer Manager through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of the Shares.  Notwithstanding the foregoing, Participating Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose.  Prior to the sale of the Shares, Participating Dealer shall inform each prospective purchaser of the Shares of pertinent facts relating to the Shares including specifically the risks related to limitations on liquidity and marketability of the Shares during the term of the investment but shall not, in any event, make any representation on behalf of the Fund except as set forth in the Prospectus and any Authorized Sales Materials.

XII.	Indemnification.

(a)          Indemnified Parties Defined. For the purposes of this Section XII, an entity’s “Indemnified Parties” shall include such entity’s officers, directors, trustees, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(b)          Participating Dealer Indemnification of the Indemnified Parties. Participating Dealer agrees to indemnify, defend and hold harmless the Fund, the Adviser, the Dealer Manager, each of their respective Indemnified Parties, and each person who signs the Registration Statement, from and against any losses, claims, damages or liabilities to which the Fund, the Adviser, the Dealer Manager, or any of their respective Indemnified Parties, or any person who signed the Registration Statement, may become subject, under the Securities Act or

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otherwise, insofar as such losses, claims (including the reasonable cost of investigation), damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) in whole or in part, any material inaccuracy in a representation or warranty by Participating Dealer, any material breach of a covenant by Participating Dealer, or any material failure by Participating Dealer to perform its obligations hereunder, or (ii) any untrue statement or alleged untrue statement of a material fact contained (1) in any Registration Statement or any post-effective amendment thereto or the Prospectus or any amendment or supplement to the Prospectus or (2) in any Authorized Sales Materials or (3) in any application to qualify the Offered Shares for the offer and sale under the applicable state securities or “blue sky” laws of any state or jurisdiction, or (iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof or in the Prospectus or any amendment or supplement to the Prospectus or necessary to make statements therein not misleading, provided, however, that in each case described in clauses (ii) and (iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Fund, the Adviser, or the Dealer Manager by Participating Dealer specifically for use with reference to Participating Dealer in the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto, or (iv) any use of sales literature by Participating Dealer not authorized or approved by the Fund or use of “broker-dealer use only” materials with members of the public concerning the Offered Shares by Participating Dealer or Participating Dealer’s representatives or agents, or (v) any untrue statement made by Participating Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Offered Shares, or (vi) any material violation of this Agreement by Participating Dealer, or (vii) any failure of Participating Dealer to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, Commission Rules and the USA PATRIOT Act, or (viii) any other failure by Participating Dealer to comply with applicable FINRA Rules or Commission Rules or any other applicable Federal or state laws in connection with the Offering.  Participating Dealer will reimburse the aforesaid parties in connection with investigation or defense of such loss, claim, damage, liability or action.  This indemnity agreement will be in addition to any liability which Participating Dealer may otherwise have.

(c)          Action of Parties; Notification. Promptly after receipt by any indemnified party under this Section XII of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section XII, notify in writing the indemnifying party of the commencement thereof and the omission to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure.  In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel.  Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section XII (d) below) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought.  Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

(d)          Reimbursement of Fees and Expenses. An indemnifying party under this Section XII of this Agreement shall pay all legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party.  If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim.  Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

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XIII.	Compliance with Record Keeping Requirements.

Participating Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act.  Participating Dealer further agrees to keep such records with respect to each customer who purchases Shares, his suitability and the amount of Shares sold, and to retain such records for such period of time as may be required by the Commission, any state securities commission, FINRA or the Fund.

XIV.	Customer Complaints.

Participating Dealer hereby agrees to provide to the Dealer Manager promptly upon receipt by Participating Dealer copies of any written or otherwise documented customer complaints received by Participating Dealer relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by Participating Dealer).

XV.	Effective Date.

This Agreement will become effective upon the last date it is signed by either party hereto.

XVI.	Termination; Amendment; Severability; and Third-Party Beneficiaries.

(a)          Participating Dealer will immediately suspend or terminate its offer and sale of the Shares upon the request of the Fund or the Dealer Manager at any time and will resume its offer and sale of the Shares hereunder upon subsequent request of the Fund or the Dealer Manager.  Any party may terminate this Agreement by written notice pursuant to Section XIX below.  This Agreement and the exhibits and schedules hereto are the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto relating to the subject matter hereof.

(b)          This Agreement may be amended at any time by the Dealer Manager by written notice to Participating Dealer, and any such amendment shall be deemed accepted by Participating Dealer upon placing an order for sale of the Shares after it has received such notice.

(c)          The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

(d)          This Agreement shall inure to the benefit of the Fund and its successors and the Fund and its successors shall be deemed a third party beneficiary for all purposes under the Agreement.

XVII.	Assignment.

Participating Dealer shall have no right to assign this Agreement or any of Participating Dealer’s rights hereunder or to delegate any of Participating Dealer’s obligations.  Any purported assignment or delegation by Participating Dealer shall be null and void.  The Dealer Manager shall have the right to assign any or all of its rights and obligations under this Agreement by written notice, and Participating Dealer shall be deemed to have consented to such assignment by execution hereof.  Dealer Manager shall provide written notice of any such assignment to Participating Dealer.

XVIII.	Privacy Laws.

The Dealer Manager and Participating Dealer (each referred to individually in this Section XVIII as a “party”) agree as follows:

(a)          Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”); (ii) the privacy standards and requirements of any other applicable

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Federal or state law; and (iii) its own internal privacy policies and procedures, each as may be amended from time to time;

(b)          Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(c)          Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights.  In the event either party intends to use or disclose nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights.  Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XIX.	Notices.

Any notice, approval, request, authorization, direction or other communication under this Agreement shall be in writing and deemed given (a) when delivered personally, (b) on the first business day after delivery to a national overnight courier service, (c) upon receipt of confirmation if sent via facsimile, or (d) on the fifth business day after deposit in the United States mail, properly addressed and stamped with the required postage, registered or certified mail, return receipt requested, in each case to the intended recipient at the address set forth below:

to Participating Dealer at the address specified by Participating Dealer on the signature page hereto.

If to the Dealer Manager:	NorthStar Securities, LLC
5299 DTC Boulevard, Suite 900
Greenwood Village, Colorado 80111
Attention: President CONFIRM

If to Participating Dealer:	at the address specified by Participating Dealer on the signature page hereto

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XX.	Attorneys’ Fees, Applicable Law and Venue.

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees.  This Agreement shall be construed under the laws of the State of New York applicable to agreements to be made and performed entirely in said state.  Venue for any action (including arbitration) brought hereunder shall lie exclusively in New York, New York.

[SIGNATURES ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its duly authorized agent.

“DEALER MANAGER”

NORTHSTAR SECURITIES, LLC

By:
Name:
Title:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth.  We hereby represent that the jurisdictions identified below represent a true and correct list of all jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities, and we agree to advise you of any change in such list during the term of this Agreement.

1.            Identity of Participating Dealer:

Full Legal Name:

(to be completed by Participating Dealer)

Type of Entity:

(to be completed by Participating Dealer)

Organized in the State of:

(to be completed by Participating Dealer)

Tax Identification Number:

(to be completed by Participating Dealer)

FINRA/CRD Number:

(to be completed by Participating Dealer)

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2.            Any notice under this Agreement will be deemed given pursuant to Section XIX hereof when delivered to Participating Dealer as follows:

Fund Name:

Attention to:
(Name)

(Title)

Street Address:

City, State and Zip Code:

Telephone No.:	( )

Facsimile No.:	( )

Email Address:

Accepted and agreed as of the date below:

“PARTICIPATING DEALER”

(Print Name of Participating Dealer)

By:

Name:

Title:

Date:

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SCHEDULE 1

TO

PARTICIPATING DEALER AGREEMENT WITH

NORTHSTAR SECURITIES, LLC

NAME OF ISSUER:	NORTHSTAR CORPORATE INCOME FUND-T.

NAME OF PARTICIPATING DEALER:

SCHEDULE TO AGREEMENT DATED:

As marketing fees and to defray other distribution-related expenses, the Dealer Manager will pay basis points of the gross cash proceeds on all sales generated by Participating Dealer pursuant to Section IV of this Participating Dealer Agreement.  These amounts are in addition to the selling commissions provided for in Section IV of this Participating Dealer Agreement and will be due and payable at the same time as the selling commissions, as more fully described in Section V hereof.

“DEALER MANAGER”

NORTHSTAR SECURITIES, LLC

By:

Name:

Title:

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“PARTICIPATING DEALER”

(Print Name of Participating Dealer)

By:

Name:

Title:

SCHEDULE 2

TO

PARTICIPATING DEALER AGREEMENT WITH

NORTHSTAR SECURITIES, LLC

NAME OF ISSUER:	NORTHSTAR CORPORATE INCOME FUND-T

NAME OF PARTICIPATING DEALER:

SCHEDULE TO AGREEMENT DATED:

Participating Dealer hereby authorizes the Dealer Manager or its agent to deposit selling commissions, reallowances and other payments due to it pursuant to the Participating Dealer Agreement to its bank account specified below.  This authority will remain in force until Participating Dealer notifies the Dealer Manager in writing to cancel it.  In the event that the Dealer Manager deposits funds erroneously into Participating Dealer’s account, the Dealer Manager is authorized to debit the account with no prior notice to Participating Dealer for an amount not to exceed the amount of the erroneous deposit.

Bank Name:

Bank Address:

ACH Bank Routing Number:

ACH Account Number:

Commissions Department E-mail Address:

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“PARTICIPATING DEALER”

(Print Name of Participating Dealer)

By:

Name:

Title:

Date:

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SCHEDULE 3

TO

PARTICIPATING DEALER AGREEMENT WITH

NORTHSTAR SECURITIES, LLC

Participating Dealer represents and warrants that it is currently licensed as a broker-dealer in the following jurisdictions:

☐	Alabama	☐	Montana
☐	Alaska	☐	Nebraska
☐	Arizona	☐	Nevada
☐	Arkansas	☐	New Hampshire
☐	California	☐	New Jersey
☐	Colorado	☐	New Mexico
☐	Connecticut	☐	New York
☐	Delaware	☐	North Carolina
☐	District of Columbia	☐	North Dakota
☐	Florida	☐	Ohio
☐	Georgia	☐	Oklahoma
☐	Guam	☐	Oregon
☐	Hawaii	☐	Pennsylvania
☐	Idaho	☐	Puerto Rico
☐	Illinois	☐	Rhode Island
☐	Indiana	☐	South Carolina
☐	Iowa	☐	South Dakota
☐	Kansas	☐	Tennessee
☐	Kentucky	☐	Texas
☐	Louisiana	☐	Utah
☐	Maine	☐	Vermont
☐	Maryland	☐	Virgin Islands
☐	Massachusetts	☐	Virginia
☐	Michigan	☐	Washington
☐	Minnesota	☐	West Virginia
☐	Mississippi	☐	Wisconsin
☐	Missouri	☐	Wyoming

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